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                                                                      EXHIBIT 12

                             MATERIAL CHANGE REPORT

                                   PURSUANT TO

                           NATIONAL INSTRUMENT 51-102

1.    NAME AND ADDRESS OF COMPANY

      InterOil Corporation ("InterOil")
      Suite 2, Level 2
      Orchid PLAZA 79-88 Abbott St.
      Cairns, Queensland 4870
      Australia

2.    DATE OF MATERIAL CHANGE

      June 15, 2004

3.    NEWS RELEASE

      InterOil filed a news release on SEDAR on June 15, 2004. A copy of the news release is attached hereto as Appendix "A".

4.    SUMMARY OF MATERIAL CHANGE

      InterOil announced that the first shipment of crude oil for its refinery has arrived at InterOil's marine terminal located across the harbour from Port Moresby.

5     FULL DESCRIPTION OF MATERIAL CHANGE

      Please see the news release attached hereto as Appendix "A".

6.    RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

      Not Applicable.

7.    OMITTED INFORMATION

      None.

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8.    EXECUTIVE OFFICER

      Further Information regarding the matters described in this report may be obtained from Gary M. Duvall, Vice President, Corporate Development of InterOil, who is knowledgeable about the details of the material change and may be contacted at +1 281 292 1800.

9.    DATED at Houston, Texas USA this 17 day of June, 2004.

                                        INTEROIL CORPORATION

                                        By: (Signed) "Gary M. Duvall"
                                           -------------------------------------
                                           Name: Gary M. Duvall
                                           Title: Vice President - Corporate
                                                  Development
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                                  APPENDIX "A"
                                  NEWS RELEASE

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                                                                 [INTEROIL LOGO]

NEWS RELEASE

                 INTEROIL ANNOUNCES ARRIVAL OF FIRST CRUDE OIL
                           SHIPMENT FOR THE REFINERY

      JUNE 15, 2004 - PORT MORESBY, PAPUA NEW GUINEA - INTEROIL CORPORATION (IOL:TSX-V) (IOC:ASX/POMSoX), a Canadian company with operations in Papua New Guinea announced today that the first shipment of crude oil for its refinery has arrived at InterOil's marine terminal located across the harbour from Port Moresby. The InterOil refinery project has transformed the country from a crude oil exporting nation that had to import its refined products to a net exporter of refined products. The refinery has a name-plate capacity of 32,500 barrels per day and complies with the World Bank's environmental standards. It has been engineered to process "sweet" crude, low in sulphur, requiring few environmental costs in the refining process. Production from the refinery will accommodate the country's domestic requirements while also providing export product to the surrounding region.

      "We are extremely pleased with this event and proud of our achievements to date," said Mr Phil Mulacek, CEO of InterOil. "Commissioning can now begin with the introduction of crude oil into the processing units as we build towards full production."

      InterOil is focused on Papua New Guinea and the surrounding region, and is developing an integrated energy business consisting of an oil refinery, petroleum exploration, and retail assets. The majority of product from the refinery is secured by contracts with Shell Overseas Holdings Ltd. BP Singapore is the exclusive agent for all crude oil supplied to the refinery. In addition to the refinery and retail assets InterOil has commenced an extensive exploration program in Papua New Guinea.

      InterOil's common shares are traded in Canada in Canadian dollars on the TSX Venture Exchange under the symbol IOL, and on the Australian Stock Exchange,
(ASX) in CHESS Depositary Interests (CDI), in Australian dollars under the symbol IOC which trade on a 10:1 basis to common shares. InterOil Corporation shares also trade on the Port Moresby Stock Exchange in Papua New Guinea in the local currency (KINA) under the symbol IOC. For more information please see the InterOil website at: www.interoil.com.

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

FOR FURTHER INFORMATION:

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
       NORTH AMERICA                                             AUSTRALASIA
------------------------                                   ------------------------
Gary M Duvall                    Lisa Elhot                Anesti Dermedgoglou
V.P., Corporate Development      V.P., IR Counsel          V.P., Investor Relations
InterOil Corporation             DRG&E                     InterOil Corporation
gary.duvall@interoil.com         lelliott@drg-e.com        anesti@interoil.com
Houston, TX USA                  Houston, TX USA           Cairns, Qld Australia
Phone: +1 281 292 1800           Phone: + 1 1713 529 6600  Phone: +617 4046 4600

                              CAUTIONARY STATEMENT

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our drilling plans, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe", "expects", "anticipates", "intends", "estimates" or similar expressions or variations on such expressions are forward-looking statements. The Company can give no assurances that such forward-looking statements will prove to be correct. Risks and uncertainties include, but are not limited to, the existence of underground deposits of commercial quantities of oil and gas; fluctuations in prices for oil and gas production; curtailments or delays in development due to mechanical, operating, marketing or other problems, capital expenditures that are either significantly higher or lower than anticipated because the actual cost of identified projects varied from original estimates, and from the number of exploration and development opportunities being greater or fewer than currently anticipated. The Company currently has no reserves as defined under Canadian National Instrument 51-101 reserve definitions. See the Company's filings with the Canadian securities regulators for additional risks and information about the Company's business.